UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 7, 2020

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Franchise Group, Inc.
(Exact name of registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation)	001-35588 (Commission File Number)	27-3561876 (IRS Employer Identification No.)
1716 Corporate Landing Parkway Virginia Beach, Virginia 23454 (Address of Principal Executive Offices) (Zip Code)

(757) 493-8855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FRG	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 7, 2020, in connection with Franchise Group, Inc.’s (the “Company”) repurchases of Vitamin Shoppe, Inc.’s outstanding 2.25% Convertible Senior Notes due 2020 (the “VSI Convertible Notes”), certain investors (each, an “Investor” and, collectively, the “Investors”) provided the Company with an aggregate of approximately $65,925,422.32 of equity financing in order for Valor Acquisition, LLC, a subsidiary of the Company, to fund the repurchase or redemption of the VSI Convertible Notes and to make interest payments on the VSI Convertible Notes that are not so repurchased or redeemed until their maturity and to also fund general, working capital and cash needs of the Company, in cash by wire transfer of immediately available funds, through purchases of shares of common stock of the Company at $12.00 per share under the Equity Commitment Letter, dated August 7, 2019, between the Company and Tributum, L.P. (as amended, the “ECL”), and $23.00 per share in connection with a separate private placement of shares of common stock (collectively, the “Equity Financing”) pursuant to certain subscription agreements (each, a “Subscription Agreement”) entered into by each Investor with the Company. Pursuant to the ECL, Tributum, L.P. assigned certain of its obligations thereunder to provide a portion of such Equity Financing to the Investors and certain other investors. The foregoing summary is subject to, and qualified in its entirety by, the full text of the forms of Subscription Agreement, which are incorporated herein by reference to Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K concerning the issuance of shares of the Company’s common stock in connection with the Equity Financing, which entitled the Investors to receive, in the aggregate, approximately 3,877,964.65 shares of the Company’s common stock (the “Equity Securities”).

The Company relied on an exemption from registration for the issuances and sales described above pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the United States Securities Act of 1933, as amended (the “Securities Act”), because the foregoing issuances and sales did not involve a public offering, the Investors are “accredited investors” and/or had access to similar documentation and information as would be required in a registration statement under the Securities Act and the Investors acquired the Equity Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Equity Securities were offered without any general solicitation by the Company or its representatives. No underwriters or agents were involved in the foregoing issuances and sales and the Company paid no underwriting discounts or commissions. The Equity Securities issued and sold, are subject to transfer restrictions, and the certificates evidencing each Equity Security, if any, will contain an appropriate legend stating that such Equity Security has not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The Equity Securities were not registered under the Securities Act and such Equity Securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

To the extent required, the information set forth in Item 1.01 to this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On February 7, 2020, the Company completed the repurchase of approximately $60.4 million in aggregate principal amount of the outstanding VSI Convertible Notes for an aggregate purchase price of approximately $60.6 million, which includes accrued interest. Following such repurchase, approximately $59,000 in aggregate principal amount of the VSI Convertible Notes remain outstanding. The VSI Convertible Notes have a maturity date of December 1, 2020. Upon the maturity of the VSI Convertible Notes that remain outstanding, the Company will use a portion of the remaining funds from the Equity Financing to redeem such outstanding VSI Convertible Notes pursuant to and in accordance with the terms of the Indenture, dated as of December 9, 2015, by and between Vitamin Shoppe, Inc. and Wilmington Trust, National Association.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

10.1	Forms of Subscription Agreement

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Forms of Subscription Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANCHISE GROUP, INC.

	By:	/s/ Eric Seeton
Chief Financial Officer

Dated: February 12, 2020